Exhibit 14.1
AMERICAN NATIONAL INSURANCE COMPANY
CODE OF BUSINESS CONDUCT AND ETHICS
This Code of Business Conduct and Ethics (the “Code”) applies to all officers, employees, and directors of American National Insurance Company (“American National”) and its direct and indirect subsidiaries (together with American National, the “Company”). All references in this Code to “you” and “we” are intended to include such persons.
This Code provides guidance on how to maintain the Company’s commitment to being ethical in all of its business dealings. In all Company matters, you must abide by the ethics and compliance principles set forth in this Code as well as all other applicable corporate policies and procedures. The general principles expressed in this Code are supplemented by the more specific provisions of the Code and by applicable corporate policies and procedures. Violations of the Code or other policies are subject to disciplinary action, up to and including termination. In some cases, civil and criminal penalties may also apply.
You are expected to understand and comply with the policies set forth in this Code. Accordingly, you should read the Code carefully to make sure you understand all of the provisions of the Code, the consequences of not complying with the Code, and the importance of the Code to the Company’s continuing success. You will be required to complete a statement of compliance periodically, pledging that you have read and understood this Code and that you will abide by all of its provisions.
This Code cannot anticipate every possible situation or cover every topic in detail. The central concept of the Code is to confirm the Company’s commitment to the principles of ethical and lawful business conduct, and all of our business decisions should be evaluated in this light. The business endeavors of the Company must be conducted in accordance with the highest ethical and moral standards, avoiding any activity or transaction which would be in contravention of the law. It is important for all of us to remember that the Company’s success depends in large measure upon public confidence in our integrity and principled business conduct.
I. Conflicts of Interest
You owe a duty of loyalty and a duty of care to the Company. A conflict of interest exists when your private interests interfere in any way with the interests of the Company as a whole. A conflict of interest may arise when you take actions or have personal interests that are incompatible with the interests of the Company or that may make it difficult for you to perform your work objectively and effectively. The basic principle to be observed is that your corporate position should not be used to make a personal profit. You are expected to exercise prudent judgment in the interpretation of this Code and be alert to any situation that might be subject to question.

Examples of Conflicts of Interest
The following is a non-exhaustive list of transactions that may result in a conflict of interest:
1.	The direct or indirect acceptance of a commission, fee, expense payment, gift, or other pecuniary benefit, from any source other than the Company on account of, in connection with, or in any way related to any person or firm with whom the Company has existing or potential business contracts or investment interests, other than (i) an article of nominal value ordinarily given for sales promotion, (ii) occasional and reasonable business meals, entertainment, or gifts of common business courtesy, any of which shall be consistent with local social and industry custom, (iii) a gift of a personal nature from a personal friend or relative unrelated to your service to the Company, or (iv) a loan from a financial institution on customary market terms;

2.	The ownership or acquisition, either directly or indirectly, of a material interest in any outside concern which does business with the Company or in any real or personal property which the Company is purchasing, leasing, or selling, or on which the Company is making or has an outstanding loan; and

3.	The holding of an office in, or the direct or indirect ownership of a material interest in any competitor of the Company.
Transactions determined by the American National Code of Ethics Committee to present a material conflict of interest are prohibited unless approved in accordance with Article V below. Prior to engaging in a transaction that presents even the appearance of a conflict of interest, you are strongly encouraged to present the proposed transaction to the Code of Ethics Committee so that the committee may determine whether a conflict of interest exists or provide other direction as it deems appropriate. A transaction not presented for consideration that is later determined by the Code of Ethics Committee to present a material conflict of interest will be in violation of the Code.
For advice regarding a proposed transaction, you may reach the Code of Ethics Committee by contacting its Chairman (the American National Senior Executive Vice President and Chief Administrative Officer) or its Secretary (the American National Senior Vice President, Corporate Affairs and Chief Corporate Compliance Officer), or through the General Counsel of American National Property and Casualty Company or the General Counsel of the Farm Family companies.
Transactions that are “related party transactions” under applicable rules of the NASDAQ Stock Market and the Securities and Exchange Commission (the “SEC”) are subject to specific approval and disclosure requirements, including review by the Audit Committee of the American National Board of Directors. Any transaction that is approved by the Audit Committee shall not be considered a conflict of interest transaction for purposes of the Code, nor shall any such approval be considered a waiver of the Code.

Company Opportunities
During the course of your service to the Company, you could be presented with business opportunities through the use of Company property or information or because of your position with the Company. In situations in which (i) such an opportunity is within the Company’s lines of business, (ii) such an opportunity is consistent with the Company’s target markets and business plan, and (iii) the Company is in a position to exploit such an opportunity, you must permit the Company to pursue the opportunity. If the Company declines the opportunity or otherwise consents to your pursuit of the opportunity, you may pursue it yourself or direct it to others on substantially the same terms and conditions as originally proposed and consistent with the other ethical guidelines established by this Code and Company policies.
II. Integrity
You are required to act honestly and deal fairly and ethically in all of the Company’s business relationships, whether with its policyholders, customers, suppliers, competitors, or other Company personnel. This requirement goes beyond mere compliance with the law. You should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair or unethical practice.
Compliance
You must comply fully with this Code and all applicable federal, state, and local laws, rules, and regulations that govern the Company’s business. Because the laws that are applicable to the Company’s business are often very complex, and penalties for violations can be severe, you should discuss any legal questions that you may have with your supervising Company officer, who may refer your question to the Company’s legal counsel. If you suspect or become aware of a violation of such laws or this Code by a Company director, officer, or employee, it is your responsibility to report this immediately in accordance with the provisions of Section IV below.
Company Policies — The Company maintains a number of policies that are designed to assist employees in complying with applicable law in the conduct of the Company’s business. These include, for example, applicable policies on anti-money laundering, workplace harassment, equal employment opportunity, and privacy of personal information, which are described in other written Company policies available to you.
Insider Trading — The Company is subject to federal and state restrictions regarding the dissemination of Company information to the investing public and regarding the use of material inside information in connection with the purchase or sale of the Company’s securities, so-called insider trading. Insider trading is both unethical and illegal. The Company has adopted a specific and detailed policy relating to insider trading.
Antitrust Laws — The Company is committed to competing fairly and in compliance with applicable antitrust laws. Antitrust laws are designed to preserve and foster free and open competition and thereby assure reasonable prices, efficient services, and a productive economy. Activities that reduce or limit free and open competition are subject to antitrust scrutiny. For example, the Company may not agree with competitors to fix prices or terms of products, to designate pre-determined geographical areas where each will do business, to allocate distribution methods or products, or to boycott anyone.

Felony Convictions — The Violent Crime Control and Law Enforcement Act is a federal law that includes provisions regulating the involvement in the insurance business of individuals who have been convicted of a felony involving dishonesty or breach of trust. In order to comply with this law, the Company requires you to notify the Company immediately if you have been convicted of any felony or if you have knowledge that another Company director, officer, employee or agent has been convicted of any such felony.
Bribery and Other Improper Payments
The Company must maintain high ethical and professional standards in dealings with government officials and members of the private sector. Accordingly, you must not, on behalf of the Company, directly or indirectly promise, offer or give money, gifts or favors to anyone, including any government official, agent, or employee of any government, political party, labor organization or business entity, or any candidate of a political party, with the intent to induce favorable business treatment or to improperly affect business or government decisions. This prohibition does not restrict your individual, personal right to make lawful contributions of your own funds to any organization or political candidate you wish. In addition, you must comply with the rules applicable to any governmental agency with which you are dealing.
For purposes of this paragraph, a “gift or favor” to an agent or employee of a business entity shall not include (i) an article of nominal value ordinarily given for sales promotion, (ii) occasional and reasonable business meals, entertainment, or gifts of common business courtesy, any of which shall be consistent with local social and industry custom, or (iii) a gift of a personal nature to a personal friend or relative unrelated to your service to the Company.
Fraudulent Activity
You may not deprive anyone of money, property, or services through fraudulent activity or theft. Such conduct is in violation of Company policy and the law. Every employee has an obligation to act to detect, deter, and prevent fraudulent and dishonest activities. If you discover facts that may indicate fraudulent or dishonest activity, you must report the discovery immediately in accordance with Section IV below.
Full, Fair, Accurate, Timely and Understandable Disclosure
It is Company policy to make full, fair, accurate, timely, and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that the Company files with, or submits to, applicable regulatory bodies and in all other public communications made by the Company.
Concerns Regarding Accounting and Auditing Matters
To ensure the integrity of our accounting records, all entries to the Company’s books must be prepared in a timely manner with accuracy and honesty. They must also be supported by adequate documentation to provide a complete, accurate, and auditable record of the transactions they describe. It is vital, therefore, that no asset, liability, revenue, expense or any funds of the Company be concealed or incompletely recorded. This is not only the responsibility of the Company’s accountants who record transactions but the responsibility of every employee who contributes in some way to creating the records the Company keeps by preparing expense reports, time records, activity reports, and similar records.

The public relies on the role of our independent public accountants in auditing our financial information. You may not take any action to influence, mislead, coerce, or manipulate the Company’s or its subsidiaries’ independent public accountants for the purpose of rendering the financial statements of the Company misleading.
The Audit Committee of the American National Board of Directors has established written procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters, and for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. The Audit Committee Complaint Procedures are available on the intranet maintained by American National for its employees, as well as through American National’s internet website (www.anico.com). Employees may also report concerns regarding questionable accounting or auditing matters through the reporting channels provided under Section IV of this Code.
III. Protection of Company Assets
Company Assets
You may not use Company property or information for personal gain. You must protect the Company’s assets and ensure their efficient and appropriate use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. All Company assets must be used and maintained in accordance with applicable Company policies and procedures.
Confidentiality and Privacy Policies
You may have access to extensive files of information regarding policyholders, customers, service providers, employees, and consultants. Much of this information is confidential, and we have an obligation to keep it that way. In this regard, information about our past, present, and prospective policyholders is particularly sensitive. They must be able to trust that we will treat such information with care and not disclose it except as may be required or permitted by law. Applicable Company policies govern the use, disclosure, and management of confidential policyholder information and confidential Company financial information.
Corporate Information Management
The information systems activity of the Company is to be conducted in a secure environment. Information systems have become an integral part of all business and administrative processes of the Company. As such, the security, reliability, and integrity of the associated data, processes, and systems are of vital importance. Applicable Company policies set forth the guiding principles for ensuring such security, reliability, and integrity.

IV. Administration and Enforcement of the Code
The American National Code of Ethics Committee (the “Committee”) shall administer the Code. The members of the Committee shall be appointed by the President of American National. The Committee shall establish written policies with respect to (i) documenting reports of suspected Code violations; (ii) investigating suspected Code violations; (iii) reporting the resolution of suspected Code violations; and (iv) such other matters as the Committee deems advisable to carry out the intents and purposes of the Code.
Reporting of Violations of the Code
If you have knowledge or suspicion of a violation of this Code, you must immediately report it to one or more of the following:
•	The Company’s compliance hotline (described below);

•	Your supervisor, who shall promptly report the suspected violation to one or more of the officers named below;

•	The Senior Vice President, Corporate Affairs and Chief Corporate Compliance Officer of American National;

•	The Senior Vice President, Human Resources, of American National;

•	The General Counsel of American National Property and Casualty Company;

•	The General Counsel of the Farm Family companies; or

•	An officer of American National’s Internal Audit Staff.
Any of the foregoing officers who has knowledge or suspicion of a violation of this Code, or who has received a report of suspected conduct that may violate this Code, shall notify the Committee in accordance with the Committee’s written policies; provided, however, that suspected violations of regulatory requirements or Company policies not involving alleged misconduct by a Company officer or director may be addressed by the foregoing designated Company officers, consistent with each such officer’s scope of authority, without reporting to the Committee.
You may report suspected violations of the Code anonymously. A supervisor who receives a report of a suspected Code violation from an individual requesting anonymity must honor such request when communicating the suspected violation to one or more of the officers designated above.
The Company will not permit retaliation for reports made in good faith.
Compliance Hotline
The Company has established a toll-free 24-hour telephone hotline for employees to report possible violations of the Code, Company policy, or applicable law. The American National Senior Vice President, Corporate Affairs and Chief Corporate Compliance Officer shall ensure that the number of the compliance hotline is prominently publicized throughout the Company, including on all printed copies of the Code distributed to employees.

Disciplinary Action for Noncompliance
The Company intends to use every reasonable effort to prevent the occurrence of conduct not in compliance with this Code and to halt any such conduct as soon as reasonably possible after its discovery. Company personnel who violate this Code or other Company policies and procedures may be subject to disciplinary action up to and including termination. In appropriate circumstances, the Company may pursue civil remedies and/or seek criminal prosecution.
Certification of Compliance
You will be required to complete a certification upon first accepting a position with the Company and periodically thereafter acknowledging your understanding of, and compliance with, this Code.
Duty to Cooperate
You are required to cooperate fully with internal investigations regarding alleged or suspected violations of the Code or other Company policies and procedures, including truthfully disclosing all relevant information.
V. Waivers of the Code
A “waiver” of the Code is an approval by the Company of a material departure from the provisions of the Code. An “implicit waiver” results when the Company fails to take action within a reasonable period of time regarding a material departure from the provisions of the Code that has been made known to an American National executive officer.
Any waiver, including an implicit waiver, of the Code for directors or executive officers of American National must receive approval of the American National Board of Directors. Any such waivers, along with the reason for such waiver, must be disclosed within four business days of the waiver in accordance with applicable rules of the SEC and the NASDAQ Stock Market. All other waivers of the Code must be approved by the President of American National or his or her designee.
VI. Publication of the Code
This Code shall be published on the intranet maintained by American National for its employees, as well as through American National’s internet website (www.anico.com).
VII. No Rights Created
This Code is a statement of fundamental principles and key policies and procedures that govern the conduct of the Company’s business. It is not intended to and does not in any way constitute an employment contract or an assurance of continued employment or otherwise create any rights in you.
VIII. Amendments to the Code
This Code is subject to amendment at any time by the Board of Directors of American National or by the American National Audit Committee. Company directors, officers, and employees will be notified of any material changes as soon as practicable. Any amendments to the Code (other than technical, administrative, or other non-substantive amendments) must be disclosed on a Form 8-K filed with the SEC within four business days of the amendment.